Exhibit 10.5

LINN ENERGY, LLC
LONG-TERM INCENTIVE PLAN
EXECUTIVE PHANTOM PERFORMANCE UNIT GRANT AGREEMENT
2015 - 2017 PERFORMANCE PERIOD
This Phantom Performance Unit grant agreement (“Grant Agreement”) is made and entered into effective as of [Grant Date], (the “Grant Date”) by and between LINN ENERGY, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), and [Executive] (“Participant”).
WHEREAS, the Company considers it to be in its best interest that Participant be given an added incentive to advance the interests of the Company;
WHEREAS, the Company desires to accomplish such objectives by granting Participant Phantom Performance Units pursuant to the Linn Energy, LLC Amended and Restated Long-Term Incentive Plan, as amended which is attached hereto as Appendix A and incorporated by reference herein (the “Plan”); and
WHEREAS, the Phantom Performance Units shall be subject to vesting based in part on the achievement of certain performance conditions, as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:
1.    Grant of Phantom Performance Units. The Company hereby grants to Participant _________ Phantom Performance Units (the “Target Phantom Performance Units”), each Phantom Performance Unit equal to the cash value of a Unit, under and subject to the terms and conditions of this Grant Agreement and the Plan; provided that (except as otherwise provided in this Agreement) the final number of Phantom Performance Units that vest shall be determined in accordance with the performance criteria set forth on Appendix B. This grant of Phantom Performance Units also includes a tandem grant of DERs (a contingent right to receive an equivalent of any cash distributions made by the Company with respect to Units, as defined in the Plan) with respect to each Phantom Performance Unit.
2.    Payment of DERs. Upon the payment of any cash distribution on Units of the Company, with respect to each Phantom Performance Unit granted hereunder, the dollar amount of such distributions with respect to the number of Units then underlying the Target Phantom Performance Units shall be increased by a number of Units equal to the value of the cash distribution divided by the Fair Market Value of a Unit on the ex-dividend date and such increased amount of Units shall be deemed the Target Phantom Performance Units. The number of Target Phantom Performance Units, as so increased, shall be eligible for adjustment based on subsequent dividends or distributions.
3.    Vesting. On December 31, 2017 (the “Vesting Date”), a number of Phantom Performance Units shall vest based on the extent to which the Company has satisfied the performance condition set forth on Appendix B, provided that, 1) except as otherwise provided herein, the Participant is continuously employed by the Company through the Vesting Date and

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2) payment of any cash upon vesting shall not made until such time as the Committee has certified the performance conditions in accordance with Appendix B. For purposes of this paragraph, continued service on the board of directors of the Company or any affiliate or employment with any affiliate of the Company will constitute continued employment with the Company.
4.    General Restrictions. The Phantom Performance Units shall not be assignable or transferable except as expressly provided in the Plan or by the Committee in its sole discretion.
5.    Termination by Company other than for Cause or by Participant with Good Reason.

a.
Participants Not Covered by an Employment Agreement. In the event the Participant is terminated by the Company other than for Cause (as defined in Section 18 of this Grant Agreement), then within forty-five days of the date of termination, the Committee shall determine, in its sole and absolute discretion, the percentage, if any, of the Target Phantom Performance Units that the Participant shall continue to be eligible to earn at the end of the Performance Period (the “Adjusted Target Phantom Performance Units”) in accordance with the performance criteria set forth on Appendix B. On the Vesting Date, the Participant shall vest in a number of Phantom Performance Units, determined in accordance with Section 3 had the Participant’s employment not terminated and based on the Adjusted Target Phantom Performance Units determined by the Committee. Notwithstanding the foregoing, the Committee shall maintain discretion at any time prior to payment of the Phantom Performance Units to reduce or eliminate the amount to which Participant is otherwise due based on Participant’s failure to comply with any post-termination restrictive covenants.

b.
Participants Covered by an Employment Agreement. In the event the Participant is terminated by the Company other than for Cause or the Participant terminates Participant’s employment with the Company for Good Reason (as defined in Section 18 of this Grant Agreement), then on the Vesting Date the Participant shall vest in the number of Phantom Performance Units that would have vested as determined in accordance with Section 3 had the Participant’s employment not terminated.

6.    Death or Disability. In the case of termination of the Participant’s service relationship with the Company due to death or in the case of the Participant’s Disability (as defined in Section 18 of this Grant Agreement), the Participant shall vest in a number of Phantom Performance Units equal to the Target Phantom Performance Units. In the event of death following termination of Participant’s service under Section 5 above, the Participant shall vest in a number of units equal to the Target Phantom Performance Units or Adjusted Target Phantom Performance Units, whichever is applicable.
7.    Change of Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control (as defined in the Plan), the Performance Period shall be treated as

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ending on the date the Change of Control occurred, the Vesting Date shall be the date the Change of Control occurred, and the number of Phantom Performance Units that vest shall be calculated in accordance with Appendix B, subject to modification as described in this Section 7.
8.    Termination by Company for Cause or by Participant without Good Reason. In the case of a termination of the Participant’s employment other than as described in Sections 5 and 6, all outstanding Phantom Performance Units granted hereby which have not vested pursuant to any provision of this Grant Agreement shall be automatically and immediately forfeited, and Participant hereby agrees to undertake any action and execute any document, instrument or papers reasonably requested by the Company to effect such forfeiture of Phantom Performance Units resulting from any such termination.
9.    Settlement of Phantom Performance Units. Any Phantom Performance Units that become payable pursuant to this Grant Agreement (including DER payments, as described above) shall be paid in a single lump sum cash payment (based on the Fair Market Value of a Unit on the day immediately preceding the date of payment, except as provided below) at the times indicated below, and any partial unit shall be rounded up to the next whole unit.

a.
Section 3 and Section 5. Phantom Performance Units that become payable pursuant to Section 3 or Section 5 of this Grant Agreement shall be paid to the Participant on March 15 of the calendar year immediately following the end of the Performance Period.

b.
Section 6. Phantom Performance Units that become payable pursuant to Section 6 of this Grant Agreement shall be paid to the Participant (or to the Participant’s estate in the event of death) as soon as practicable following the date of the Participant’s death or Disability, as applicable, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Participant’s death or Disability, as applicable, occurred.

c.	Section 7. Phantom Performance Units that become payable pursuant to Section 7 of this Grant Agreement shall be paid to the Participant within 60 days after the consummation of the Change of Control.
10.    Plan Controlling Document. Unless otherwise defined herein (including any attachments hereto), capitalized terms shall have the meaning given such terms in the Plan. Participant agrees that the Plan is the controlling instrument and that to the extent there is any conflict between the terms of the Plan and this Grant Agreement, the Plan shall control and be the governing document.
11.    Limited Liability Company Agreement. Participant agrees to be bound by all applicable provisions of the Company’s limited liability company agreement, as it may be amended from time to time.
12.    Taxes. The Company and any affiliate thereof are authorized to withhold from any payment relating to the Phantom Performance Units granted hereby, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the Phantom Performance Units granted hereby, and to take such other action as

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the Committee may deem advisable to enable the Company, any affiliate, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Phantom Performance Units granted hereby. This authority shall include authority to withhold cash from the Participant’s payment thereof in satisfaction of Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.
14.    Notices. Any notices given in connection with this Grant Agreement shall, if issued to Participant, be delivered to Participant’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.
15.    Execution of Receipts and Releases. Any payment of cash to Participant, or to Participant’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Participant or Participant’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.
16.    Successors. This Grant Agreement shall be binding upon Participant, Participant’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
17.    Section 409A of the Code. It is intended that the Phantom Performance Units granted hereby be exempt from or compliant with the requirements of Section 409A of the Code, and this Grant Agreement shall be interpreted and administered accordingly. For purposes of this Grant Agreement, Participant will be considered to have a termination of Participant’s service relationship with the Company only upon Participant’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A‑1(h), and any successor provision thereto. If Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Phantom Performance Units payable or settled on account of a separation from service that are deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from Participant’s separation from service, (2) the date of Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.
18.    Definitions.

a.
Cause. If Participant is covered by a written employment agreement between the Company and Participant in effect on the date of the Participant’s termination (the “Employment Agreement”) and cause is defined in such Employment Agreement, then Cause shall have the meaning therein. If Participant is not covered by an Employment Agreement or cause is not defined therein and Participant is covered by a severance arrangement and cause is defined in such severance arrangement, then Cause shall have the meaning therein. If Participant is not covered by an Employment Agreement or severance arrangement or cause is not defined therein,

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then Cause shall mean the Company’s termination of Participant’s employment by reason of any of the following:

(i)
Participant’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii)	Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties;

(iii)	Participant’s willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries;

(iv)	embezzlement by Participant;

(v)	Participant’s willful and material misrepresentations or concealments on any written reports submitted to any of the Company or its direct or indirect subsidiaries;

(vi)	Participant’s material failure to follow or comply with the reasonable and lawful written directives of the board of directors of the Company; or

(vii)
conduct constituting a material breach by Participant of the Company’s then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, (B) the Code of Ethics for Chief Executive Officer and senior financial officers, if applicable, provided that in each case Participant knew or should have known such conduct to be a breach.

b.
Disability. If Participant is covered by an Employment Agreement and disability is defined in such Employment Agreement, then Disability shall have the meaning therein. If Participant is not covered by an Employment Agreement or disability is not defined therein, then Disability shall mean the earlier of (a) written determination by a physician selected by the Company that Participant has been unable to perform substantially Participant’s usual and customary duties for a period of at least 120 consecutive days or a non-consecutive period of 180 days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan. Notwithstanding the foregoing, if the Phantom Performance Units are deferred compensation within the meaning of Section 409A of the Code, then “Disability” shall have the meaning set forth in Treasury Regulation § 1.409A-3(i)(4)(i).

c.	Good Reason. If Participant is covered by an Employment Agreement and good reason is defined in such Employment Agreement, then Good Reason shall have

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the meaning therein. If Participant is not covered by an Employment Agreement or good reason is not defined therein, then Good Reason shall mean any of the following to which Participant will not consent in writing:

(i)	a reduction in Participant’s then current base salary;

(ii)	failure by the Company to pay in full on a current basis any amounts due and owing to Participant under any long-term or short-term or other incentive compensation plans, agreements or awards; or

(iii)	any material reduction in Participant’s title, authority or responsibilities.

IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of the day and year first above written.

LINN ENERGY, LLC

By:
Name:
Title:

PARTICIPANT:

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APPENDIX A
Linn Energy, LLC Amended and Restated Long-Term Incentive Plan

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APPENDIX B

1.	Definitions.

(i)
“Comparison Companies” means a set of peer companies, determined by the Committee at the beginning of a Performance Period, as updated on Appendix C on an annual basis. In the event a peer company ceases to be publicly traded company on a national securities exchange during the Performance Period for one of the following reasons defined below, they shall be treated as follows:

1)
Acquisition or Merger. If a company is acquired or merged into another company and ceases to be publicly traded under the same ticker symbol on a national securities exchange during the Performance Period, the company will remain on the list. Stock price performance for the period will be determined using the peer company’s actual stock price performance through the day before the date of announcement of the acquisition/merger and the average return of the SIG Oil Exploration & Production Index (ticker symbol EPX) for the remainder of the Performance Period.

2)
Bankruptcy. If a company becomes Bankrupt during the Performance Period, such company will remain on the list but shall be deemed the bottom performer. “Bankrupt” shall mean that the company ceases to be publicly traded on a national securities exchange as of the end of the Performance Period as a result of a liquidation commenced under Chapter 7 of the Bankruptcy Code, an assignment of the company’s assets for the benefit of creditors under applicable state law, or the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code.

(ii)	“Beginning Price” means the average per share closing unit price for the 20 trading days preceding the first day of the Performance Period.

(iii)	“Ending Price” means the average per share closing price for the last 20 trading days of the Performance Period.

(iv)	“Multiplier” means the multiplier determined in accordance with Section 2 of this Appendix B.

(v)	“Performance Period” means the period between January 1, 2015 and December 31, 2017.

(vi)
“Total Unitholder Return” is defined as the Ending Price minus the Beginning Price plus any distributions (cash or unit based on ex-distribution date) paid per unit over the Performance Period, with such distributions assumed to be reinvested in units on the ex-distribution date, the total of which is divided by the Beginning Price.

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2.
Calculation of Multiplier. The Total Unitholder Return of the Company and of the Comparison Companies shall be calculated and certified by the Committee. The percentile ranking of the Company’s Total Unitholder Return as compared to the Total Unitholder Return of each Comparison Company shall determine the Multiplier using the chart below. The Committee will make the final determination as to the amount paid, notwithstanding the chart below.

Rank	Percentile Ranking	Multiplier
1	100th percentile	200%
2	92nd percentile	200%
3	85th percentile	187%
4	77th percentile	167%
5	69th percentile	148%
6	62nd percentile	129%
7	54th percentile	110%
8	46th percentile	90%
9	38th percentile	71%
10	31st percentile	52%
11	23rd percentile	33%
12	15th percentile	0%
13	8th percentile	0%
14	0 percentile	0%

3.
Calculation of Vested Phantom Performance Units. The number of Phantom Performance Units that shall vest as of the Vesting Date (and paid upon certification by the Committee) shall be equal to the product of (i) the Target Phantom Performance Units or Adjusted Target Phantom Performance Units, if terminated under Section 5.a. and (ii) the Multiplier (with any fractional units rounded up to the next whole unit).

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Appendix C

2015 – 2017 Comparison Companies

Upstream E&P MLP’s	Upstream E&P C-Corps
Breitburn Energy Partners LP	Chesapeake Energy Corp.
Eagle Rock Energy Partners LP	Denbury Resources Inc.
EV Energy Partners LP	Encana Corp
Legacy Reserves LP	EP Energy Corp.
Memorial Production Partners LP	Newfield Exploration Co.
Vanguard Natural Resources	QEP Resources Inc.
Whiting Petroleum Corp.

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